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                                                                   EXHIBIT 99.1



FOR IMMEDIATE RELEASE
May 14, 1996

         STARWOOD LODGING TRUST TO ACQUIRE EIGHT HOTELS FOR $309 MILLION

LOS ANGELES, CA, May 14, 1996...Starwood Lodging Trust (the "Trust"), a real estate investment trust, and Starwood Lodging Corporation (the "Corporation"), a hotel management and operating company, whose shares are paired and trade together as a unit (NYSE: HOT), today announced that they have entered into a definitive agreement to acquire eight upscale and luxury full-service hotels from Teachers Insurance and Annuity Association ("TIAA") for $309 million.

         The portfolio contains prominent hotel assets which are very well located in major markets. In total, the acquisition will add 3,141 upscale hotel rooms to the Trust's portfolio. The properties include The Ritz Carlton, Philadelphia; The Ritz Carlton, Kansas City; The Westin Hotel Waltham, suburban Boston; the Doubletree Hotel at Concourse, Atlanta; The Doubletree Hotel LAX, Los Angeles; the Doubletree Hotel at Horton Plaza, San Diego; the Doubletree Grand Hotel at Mall of America, Bloomington, Minnesota; and the Sheraton Ft. Lauderdale Airport Hotel, Dania, Florida.

         The transaction was sourced, structured, and negotiated on behalf of the Trust in a private transaction by Starwood Capital Group, L.P., a diversified real estate investment firm based in Greenwich, Connecticut. The transaction is scheduled to close by August 31, subject to completion of due diligence and certain other conditions.

         "This is the finest quality full-service hotel portfolio we have encountered since our public offering last year," said Barry Sternlicht, Chairman and CEO of Starwood Lodging Trust. "At an average purchase price per room of under $100,000, the portfolio epitomizes our strategy of acquiring upscale properties with significant upside potential at discounts to replacement cost. These assets continue to build our base of first-class hotels for the long term."

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         Ted Darnall, Chief Operating Officer of Starwood Lodging Corporation,
said, "It is very unusual to find a portfolio of this size and quality, particularly where most assets can be purchased free and clear of third party management contracts. This flexibility increases the accountability of each manager and provides us with heightened control over operations."

         The eight hotels represent TIAA's entire equity hotel holdings. TIAA, which is part of the world's largest pension system, was seeking to sell its hotel portfolio since its mortgage and real estate investment program concentrates primarily on non-hospitality commercial properties. The hotels represent less than one percent of TIAA's $28.5 billion mortgage and real estate investment portfolio. Joseph Luik, Managing Director of TIAA, said, "A main factor in selecting Starwood was the confidence TIAA has in Starwood's ability to close the transaction in a timely manner, thus minimizing the potential for disruption to day-to-day hotel operations.

         Including this portfolio and additional acquisitions previously announced or closed, The Trust and the Corporation will have acquired interests in 25 first class hotels throughout the United States aggregating approximately 8,700 rooms at a total acquisition cost of approximately $700 million over the past twelve months.

         The Ritz Carlton, Philadelphia (290 rooms) is the newest luxury hotel in Philadelphia. Opened in 1990, it is located at 17th and Chestnut Streets, in the heart of the city's business district. The hotel is connected to Liberty Place I and II, the city's two largest office buildings, and the upscale retail space in The Shops at Liberty Place. The new Pennsylvania Convention Center and Philadelphia's central shopping district are located within five blocks of the hotel, and the historical district is located within eleven blocks. This property will complement Starwood Lodging's recently announced acquisition of the Philadelphia Airport Doubletree Guest Suites Hotel.

         The Ritz Carlton, Kansas City (373 rooms) is located in the Country Club Plaza, the city's premier shopping, dining, and entertainment center. The property recently underwent an extensive $8 million renovation and commands the highest average daily rate in its market. This property will be the Trust's first hotel in Kansas City.

         The acquisition adds two new major markets in California to Starwood's portfolio. The Doubletree Hotel at Horton Plaza (450 rooms) is located in the heart of San Diego's downtown business district, immediately adjacent to Horton Plaza, the city's preeminent shopping and entertainment center. The property is located within walking distance of the San Diego Convention Center, the Gaslamp District and major downtown office buildings. Originally constructed in 1987, the hotel offers nearly 25,000 square feet of meeting space and the full complement of amenities associated with first-class convention hotels.


         The Doubletree Hotel LAX (739 rooms), will become Starwood Lodging's ninth airport hotel and is located approximately one half-mile east of the Los Angeles International Airport. The hotel, built in 1986, has 40,000 square feet of meeting and function space, a 1,100 space parking garage, and other amenities typical of a first class convention hotel.

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         The Doubletree Hotel at Concourse (370 rooms) will become Starwood
Lodging's fourth property in Atlanta and introduces the company to a new submarket, The Perimeter area. Following the acquisition, Starwood Lodging will have 1,372 rooms in Atlanta, which is one of the strongest hotel markets in the country and has experienced annual growth in REVPAR of 6.5% over the past six years. Located in the 64-acre Concourse Corporate Park, this twenty story contemporary hotel includes over 20,000 square feet of meeting space and was built in 1986. The immediate neighborhood includes over 2.1 million square feet of quality office space, and the 189-store Perimeter Mall is also nearby. The Perimeter has become recognized for its prestigious office space.

         The Westin Hotel Waltham (347 rooms) is centrally located on the Route 128 Corridor, also known as the "Silicon Valley" of the East Coast, approximately 12 miles west of downtown Boston. Built in 1990, the ten-story property exhibits a distinctive architectural design with an exterior of double-paned, blue glazed glass. The hotel caters to a concentration of business parks occupied by firms involved in telecommunications, high technology, biotechnology, and medicine, as well as to Brandeis University. This property will complement Starwood Lodging's recently acquired 977 room Boston Park Plaza Hotel.

         The Doubletree Grand Hotel, Bloomington (321 rooms) is located adjacent to the 4.2 million square foot Mall of America, and five miles west of the Minneapolis-St. Paul International Airport. With 41 million visitors in 1995, the Mall was the largest tourist attraction in the Midwest and is a demand generator for the hotel. In addition, the nearby I-494 corridor office submarket enjoys a vacancy rate of only 5.6%. The 15-story hotel was built in 1974 and has undergone a $5.0 million renovation since 1994.

         The Sheraton Ft. Lauderdale Airport Hotel, Dania (251 rooms) is located at I-95 and Griffin Road, well situated to service Broward County's most significant demand generators, including Ft. Lauderdale Airport, Port Everglades (the world's second busiest cruise port) and the 370,000 square foot Broward County Convention Center. The hotel also services and is connected to the Design Center of the Americas, a 550,000 square foot trade center. Constructed in 1986, the hotel offers 12,600 square feet of meeting space, health facilities and other amenities.

         The Trust, which conducts all of its business as general partner of SLT Realty Limited Partnership, is the only hotel REIT whose shares are paired with a hotel operating company, the Corporation. The Corporation, which conducts substantially all of its business as managing general partner of SLC operating Limited Partnership, leases properties from the Trust and operates them directly or through third party management companies.

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